Exhibit 99.1

News Release

AGL Resources Closes Sale of Tropical Shipping to Saltchuk
ATLANTA, Sept. 2, 2014 – AGL Resources Inc. (NYSE: GAS) today announced it has closed the sale of its Tropical Shipping and Seven Seas Insurance businesses to a subsidiary of Seattle-based Saltchuk Resources, Inc. As a result of the sale, AGL Resources received approximately $220 million in after-tax net proceeds and repatriated cash, subject to certain post-closing adjustments.

“We are excited to close this important transaction, and to further simplify our business to focus on our core competencies,” said Andrew W. Evans, executive vice president and chief financial officer of AGL Resources.  “We have worked to be good stewards of the Tropical Shipping business, and have significant confidence in the management team in place. Further, we believe that Saltchuk represents the best ultimate owner to ensure that Tropical’s markets are served responsibly. We will greatly miss our interaction with all individuals involved but believe that we have served all constituents well.”

About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Contacts:
Financial
Steve Cave
Senior Vice President and Treasurer
Office: 404-584-3801
scave@aglresources.com

Media
Tami Gerke
Director, External Communications
Office: 404-584-3873
tgerke@aglresources.com